Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 13, 2004 (except for Note 9, as to which the date is June 15, 2004) for Earle M. Jorgensen Company and our report dated August 20, 2004 for Earle M. Jorgensen Holding Company, Inc. in the Registration Statement (Amendment No. 2 to Form S-1, No. 333-119434) and the related Prospectus of Earle M. Jorgensen Company for the registration of its shares of common stock.

Our audits also included the financial statement schedule of Earle M. Jorgensen Company listed in Item 16(b) of this registration statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

Orange County, California

March 25, 2005